Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
08-009		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2008 RESULTS

July 31, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2008. Following are highlights for the second quarter and the Company’s future outlook:

•	Record quarterly OSV revenue, operating income, net income and EBITDA

•	Q2 2008 OSV revenues increased 63% over Q2 2007 and 17% over Q1 2008

•	Q2 2008 OSV operating income increased 44% over Q2 2007 and 34% over Q1 2008

•	Q2 2008 OSV net income increased 37% over Q2 2007 and 34% over Q1 2008

•	Fleetwide effective new generation OSV dayrates are at record-levels, up $2,000 over Q1 2008

•	Fleetwide effective dayrates for conventional OSVs increased 69% over Q1 2008

•	Two new generation OSVs placed in service under fourth OSV newbuild program

•	Twelve of 16 newbuild OSVs committed to customer charters in advance of shipyard deliveries

•	Previously reported strategic review of TTB business is now well underway

•	Company reaffirms full-year 2008 EBITDA guidance

Second quarter 2008 revenues increased 39.1% to $104.5 million compared to $75.1 million for the second quarter of 2007. Operating income was $40.8 million, or 39.0% of revenues, for the second quarter of 2008 compared to $33.9 million, or 45.1% of revenues, for the prior-year quarter. Net income for the second quarter of 2008 was $25.5 million, or $0.94 per diluted share, compared to $22.6 million, or $0.85 per diluted share in the year-ago quarter. EBITDA for the second quarter of 2008 was $53.8 million compared to second quarter 2007 EBITDA of $41.8 million. The primary reasons for the increase in revenues, operating income, net income and EBITDA were the incremental contribution of vessels acquired or newly constructed since June 2007 and favorable market conditions for the Company’s new generation offshore supply vessels (“OSVs”). For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Included in second quarter 2008 EBITDA and net income was a $2.0 million ($1.3 million after-tax, or $0.05 per diluted share) gain on the May 2008 sale of the Cape Scott, a foreign-flagged conventional vessel that was acquired as part of the Sea Mar Fleet. Similarly, in the year-ago quarter, EBITDA and net income included a gain on the sale of assets of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share) resulting from the April 2007 sale of the HOS Hotshot, the Company’s only fast supply vessel.

OSV Segment. Revenues from the OSV segment were $79.0 million for the second quarter of 2008, an increase of 62.6% from $48.6 million for the same period in 2007. OSV operating income increased 43.7% to $38.8 million for the second quarter of 2008 from $27.0 million for the second quarter of 2007. The Company’s OSV revenues and operating income increased due to the full-quarter contribution from 20 OSVs (the “Sea Mar Fleet”) that were acquired in August 2007, and to a lesser extent, a market-driven increase in new generation OSV dayrates and a partial-quarter contribution from one new generation OSV that was delivered in May 2008 under the Company’s fourth OSV newbuild program. Average new generation OSV dayrates for the second quarter of 2008 improved to $22,168 compared to $21,358 for the same period in 2007. New generation OSV utilization was 96.6% for the second quarter of 2008 compared to 96.7% during the same period in 2007. The increase in dayrates was primarily due to favorable market conditions for new generation OSVs in the deepwater and ultra-deepwater U.S. Gulf of Mexico (“GoM”). Effective, or utilization-adjusted, dayrates for the Company’s conventional OSVs for the second quarter of 2008 were $8,300, or $3,400 higher than the first quarter of 2008. This 69% sequential increase in effective dayrates for these non-core assets was primarily due to stronger market conditions associated with the seasonal pick-up in offshore construction in the shallow water areas of the GoM, demonstrating the kind of volatility that is typical of the conventional OSV market.

TTB Segment. Revenues from the tug and tank barge (“TTB”) segment of $25.5 million for the second quarter of 2008 decreased by $1.0 million, or 3.8%, compared to $26.5 million for the same period in 2007. The decrease in revenues was primarily the result of a softening in demand for the Company’s single-hulled vessels, which the Company believes is primarily attributable to high petroleum product inventory levels resulting from weak consumer demand driven by record-high commodity prices. The decrease in revenues was partially offset by the full-quarter contribution from three newbuild double-hulled tank barges, the Energy 6506, Energy 6507 and Energy 6508, that were placed in service on various dates during the latter half of 2007 and the first quarter of 2008. The Company’s double-hulled tank barge average dayrates were $22,449 for the second quarter of 2008, which was in-line with the same period in 2007. Utilization for the double-hulled tank barge fleet was 93.6% for the second quarter of 2008 compared to 99.2% for the same period in 2007, primarily due to a market-related shift in contract mix from time charters to contracts for affreightment (“COAs”). The Company’s single-hulled tank barge average dayrates were $20,491 for the second quarter of 2008, an increase of $5,794, or 39.4%, from $14,697 for the same period in 2007. The increase in single-hulled tank barge average dayrates was due to a contract that the Company performed for upstream services in the GoM during the second quarter of 2008. Excluding the incremental impact of this upstream job, dayrates for single-hulled tank barges for the second quarter of 2008 would have been $16,303. Single-hulled tank barge utilization was 37.0% for the second quarter of 2008 compared to 86.7% for the same period in 2007. Recent soft market conditions for this type of equipment led to the Company’s decision to stack four single-hulled vessels and one lower-horsepower tug on various dates during the second quarter of 2008. These cost-cutting measures, along with the non-renewal of three in-chartered tugs, should partially mitigate the near-term effect of demand weakness, which is expected to continue through the second half of 2008. Effective single-hulled tank barge utilization, which excludes the impact of stacked tank barges, was 50.2% for the three months ended June 30, 2008. As reported on June 6, 2008, the Company announced that it had retained J.P. Morgan Securities Inc. to act as its financial advisor in a thorough review of strategic alternatives for its downstream TTB business, which is now well underway.

General and Administrative (G&A). G&A expenses of $9.4 million for the second quarter of 2008 were 9.0% of revenues compared to $7.7 million, or 10.3% of revenues, for the second quarter of 2007. The Company’s G&A expenses are in-line with the 2008 annual guidance range of 9% to 10% of revenues.

Depreciation and Amortization. Depreciation and amortization expense was $13.0 million for the second quarter of 2008, or $5.2 million higher than the second quarter of 2007. This increase was due to additional depreciation related to 27 vessels that were placed in service since June 2007 and, to a lesser extent, increased amortization of drydock costs related to accelerated drydockings. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30 and 60 month recertifications.

First Half 2008 Results

Revenues for the first six months of 2008 increased 41.1% to $202.0 million compared to $143.2 million for the same period in 2007. Operating income was $77.7 million, or 38.5% of revenues, for the first six months of 2008 compared to $60.3 million, or 42.1% of revenues, for the same period in 2007. Net income for the first six months of 2008 increased 21.0% to $48.5 million, or $1.79 per diluted share, compared to net income of $40.1 million, or $1.52 per diluted share, for the first six months of 2007.

The Company’s first-half 2008 results were positively impacted by the full-period contribution from 20 OSVs that were acquired in August 2007, as well as the market-driven increase in OSV dayrates, compared to the six months ended June 30, 2007. The Company’s net income for the first six months of 2008 included a $2.0 million ($1.3 million after tax or $0.05 per share) gain on the sale of a foreign-flagged conventional vessel. In the first six months of 2007, the Company’s net income included a gain on the sale of assets of a fast supply vessel of $1.9 million ($1.2 million after-tax, or $0.05 per diluted share).

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2008 Guidance. The Company reaffirms its EBITDA guidance for the full-year 2008 to range between $220.0 million and $240.0 million and is updating its diluted EPS guidance range solely to reflect current estimates of depreciation, amortization, net interest expense and income taxes. The Company’s diluted EPS for fiscal 2008 is now expected to range between $3.72 and $4.20. The TTB segment is expected to contribute EBITDA in the range of 15% to 17% of the mid-point of the company-wide 2008 guidance range.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to be in the $21,000 to $23,000 range and fleetwide new generation OSV utilization is anticipated to average in the 90% range during the remainder of the 2008 guidance period. Fleetwide average TTB dayrates for the nine double-hulled barges are anticipated to remain in the $22,000 to $23,000 range. Double-hulled utilization is expected to dip into the mid to high-80% range for the remainder of the 2008 guidance period, due, in part, to an aggregate 132 out-of service days planned for the scheduled regulatory drydocking of four of the Company’s nine double-hulled tank barges during the second half of 2008. Average dayrates for the Company’s fleet of 12 single-hulled barges are expected to be in the $16,000 to $17,000 range with average utilization for such vessels in the 50% range for the second half of 2008. The effective utilization of the Company’s active fleet of eight single-hulled barges for the remainder of 2008, after excluding the effect of four stacked vessels, is expected to be in the mid-70% to low-80% range.

The Company’s full-year 2008 guidance includes a partial contribution from vessels to be delivered under its MPSV program, the fourth OSV newbuild program and the recently completed second TTB newbuild program in accordance with the estimated newbuild delivery expectations discussed below.

The Company expects cash operating expenses per vessel-day in fiscal 2008 for each segment to increase by 5% to 10% over fiscal 2007. Annual G&A expenses are expected to remain in the range of 9% to 10% of revenues for fiscal 2008. The projected FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s updated diluted EPS guidance for the full-year 2008 are included in the attached data tables. Projected FAS 123R stock-based compensation expense, depreciation, amortization and net interest expense for the third quarter of 2008 are $2.3 million, $8.5 million, $4.4 million and $1.4 million, respectively. The Company’s annual effective tax rate is expected to remain at 36.3% for 2008.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements and (iii) non-vessel related capital expenditures. The Company expects total maintenance capital expenditures for fiscal 2008 to be approximately $71.7 million. Included in the 2008 projection of other vessel capital improvements is approximately $14.7 million related to the acquisition of revenue-generating modular equipment, such as remotely operated vehicles (“ROVs”). Included in the 2008 projection of non-vessel related capital expenditures is approximately $22.6 million related to the recent expansion of and improvements to HOS Port.

Update on MPSV Program. The Company’s MPSV program consists of two U.S.-flagged coastwise sulfur tankers that are being converted at domestic shipyards into 370 class DP-2 new generation MPSVs and two newbuild T-22 class DP-3 new generation MPSVs that are being constructed in foreign shipyards. The first converted DP-2 MPSV is expected to be delivered from the shipyard in the fourth quarter of 2008, while the second converted DP-2 MPSV is expected to be delivered in mid-2009. The first newbuild DP-3 MPSV is now on sea trials and is expected to be delivered from a foreign shipyard during the fourth quarter of 2008, while the second newbuild DP-3 MPSV is expected to be delivered during the fourth quarter of 2009. The Company’s current EBITDA guidance assumes a total of four vessel-months of combined contribution from the two MPSVs that are expected to be delivered during 2008. Based on internal estimates, the aggregate cost of this program is expected to be approximately $450.0 million. From the inception of this program through June 30, 2008, the Company has incurred $296.9 million, or 66.0%, of total expected project costs, including $43.1 million incurred during the second quarter of 2008.

Update on OSV Newbuild Program #4. During the second quarter of 2008, the Company negotiated to increase the size and/or capabilities of eight of the 16 vessels currently planned or under construction under its fourth OSV newbuild program, including the upgrade of two previously announced 250 EDF class OSVs into two new proprietary 290 class OSVs, one of which is already committed to a multi-year charter for well-stimulation service in the GoM. While the Company has not experienced any significant cost overruns on this program, it has increased the total project budget by approximately $87 million to reflect the recent change in vessel mix and additional customer-driven, revenue-generating mission equipment and/or design enhancements required by multi-year specialty service time charters already awarded to six other vessels in this program. Examples of incremental new vessel components include a 40-ton crane, a dynamically positioned offshore access system (“OAS”), a cable-reel system for deep-mooring support services and modular units for expanded crew accommodations. Examples of customer-required design-modifications include changes to ready certain vessels for ROV support and military specialty services. In addition, the increased project budget includes pre-positioning costs for mobilization of each military vessel to its initial on-charter location and demonstration testing associated with the on-charter exercise following shipyard delivery.

This newbuild program is now comprised of vessel construction at three domestic shipyards to build six 240 ED class OSVs, seven 250 EDF class OSVs and three 290 class OSVs, respectively. Twelve of these 16 new generation DP-2 OSVs have been awarded contracts prior to their shipyard delivery. The Company accepted delivery of the first two of the 240 ED class OSVs under this program, the HOS Polestar and the HOS Shooting Star, in May 2008 and July 2008, respectively. These vessels were immediately chartered to customers in Brazil and in the GoM. In addition, the first of the 250 EDF class vessels, the HOS Mystique, was delivered from the shipyard in April 2008 to undergo conversion for ROV support services under a multi-year charter commencing in the third quarter of 2008. The Company has secured long-term commitments ranging from two to ten years for nine of the remaining 13 vessels, which are expected to be delivered at a rate of about one to two per quarter through 2010. The Company’s current guidance assumes an average number of new generation OSVs of 36.6 vessels in service for the full-year 2008. Based on internal estimates, the aggregate cost of this program is expected to be approximately $480.0 million. The Company believes that the 16 vessels built under this program will produce financial results commensurate with its targeted return on investment parameters. From the inception of this program through June 30, 2008, the Company has incurred $177.8 million, or 37.0%, of total expected project costs, including $53.7 million incurred during the second quarter of 2008.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program consisted of vessel construction contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. The final vessel to be delivered under this program, the rebuilt ocean-going tug, Erie Service, was placed in service in July 2008. The aggregate cost of this now completed program is approximately $77.0 million.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its second quarter 2008 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, July 31, 2008. To participate in the call, dial (303) 262-2130 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 7, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11116410#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and other select U.S. and international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico, the Great Lakes and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: the Company’s inability to successfully and timely complete its various vessel construction and conversion programs, especially its MPSV program, which involves the construction and integration of highly complex vessels and systems; less than anticipated success in marketing and operating its MPSVs, which are a class of vessels that the Company has not previously owned or operated; the inability to re-charter the HOS Achiever (f/k/a the Superior Achiever) due to the bankruptcy proceedings involving Superior Offshore International, Inc.; further weakening of demand for TTB services; inability of the Company to offset the loss of TTB revenues with OSV revenue increases; inability to effectively curtail TTB operating expenses from stacked vessels; inability to successfully implement any actions resulting from the Company’s strategic review of the TTB segment; unplanned customer suspensions, cancellations or non-renewals of vessel charters, or failure to finalize commitments to charter vessels; industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the level of fleet additions by competitors that could result in over-capacity, economic and political risks, weather related risks, the inability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, drydocking delays and cost overruns and related risks, vessel accidents, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made with the Securities and Exchange Commission which can be found on the Company’s website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues	$104,473	$97,521	$75,071	$201,993	$143,161
Costs and expenses:
Operating expenses	43,299	39,795	27,520	83,094	54,625
Depreciation and amortization	13,008	12,189	7,817	25,196	15,005
General and administrative expenses	9,414	8,577	7,651	17,992	15,098

	65,721	60,561	42,988	126,282	84,728

Gain on sale of assets	2,001	—	1,852	2,001	1,842

Operating income	40,753	36,960	33,935	77,712	60,275
Other income (expense):
Interest income	235	992	5,772	1,227	11,780
Interest expense	(1,203)	(1,840)	(4,270)	(3,043)	(9,175)
Other income, net [1]	62	13	6	75	11

	(906)	(835)	1,508	(1,741)	2,616

Income before income taxes	39,847	36,125	35,443	75,971	62,891
Income tax expense	14,392	13,042	12,806	27,433	22,773

Net income	$25,455	$23,083	$22,637	$48,538	$40,118

Basic earnings per share of common stock	$0.99	$0.90	$0.88	$1.88	$1.57

Diluted earnings per share of common stock	$0.94	$0.86	$0.85	$1.79	$1.52

Weighted average basic shares outstanding	25,827	25,783	25,639	25,805	25,611

Weighted average diluted shares outstanding [2]	27,157	26,938	26,523	27,049	26,362

Other Operating Data (unaudited):
	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Offshore Supply Vessels:
Average number of new generation OSVs [3]	35.6	35.0	25.0	35.3	25.0
Average new generation fleet capacity (deadweight) [3]	82,682	80,903	59,042	81,793	59,042
Average new generation vessel capacity (deadweight)	2,320	2,312	2,362	2,316	2,362
Average new generation utilization rate [4]	96.6%	92.1%	96.7%	94.4%	94.1%
Average new generation dayrate [5]	$22,168	$21,020	$21,358	$21,613	$20,253
Effective dayrate [6]	$21,414	$19,359	$20,653	$20,403	$19,058
Tugs and Tank Barges:
TTB Consolidated:
Average number of tank barges [7]	21.0	20.3	18.0	20.6	18.0
Average fleet capacity (barrels) [7]	1,745,256	1,696,158	1,549,566	1,720,707	1,549,566
Average barge size (barrels)	83,107	83,436	86,087	83,272	86,087
Average utilization rate [4]	61.3%	85.6%	90.9%	73.2%	92.5%
Effective utilization rate [9]	72.1%	85.6%	90.9%	79.2%	92.5%
Average dayrate [8]	$21,789	$19,059	$17,772	$20,222	$17,726
Effective dayrate [6]	$13,357	$16,315	$16,155	$14,803	$16,397
Double-hulled tank barges:
Average utilization rate [4]	93.6%	91.1%	99.2%	92.4%	97.9%
Average dayrate [8]	$22,449	$21,781	$22,407	$22,134	$23,042
Effective dayrate [6]	$21,012	$19,842	$22,228	$20,452	$22,558
Single-hulled tank barges:
Average utilization rate [4]	37.0%	81.8%	86.7%	59.4%	89.8%
Effective utilization rate [9]	50.2%	81.8%	86.7%	68.4%	89.8%
Average dayrate [8]	$20,491	$16,937	$14,697	$18,044	$14,616
Effective dayrate [6]	$7,582	$13,854	$12,742	$10,718	$13,125
Balance Sheet Data (unaudited):
	As of June 30, 2008	As of December 31, 2007
Cash and cash equivalents	$18,656	$173,552
Working capital	62,625	214,266
Property, plant and equipment, net	1,216,543	953,210
Total assets	1,381,571	1,262,051
Total long-term debt	589,574	549,547
Stockholders’ equity	619,221	562,314
Cash Flow Data (unaudited):
	Six Months Ended
	June 30, 2008	June 30, 2007
Cash provided by operating activities	$95,578	$67,105
Cash used in investing activities	(292,017)	(113,924)
Cash provided by financing activities	41,587	1,384

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Offshore Supply Vessels:
Revenues	$78,974	$67,452	$48,609	$146,426	$89,751
Operating income	$38,766	$29,030	$27,007	$67,796	$45,347
Operating margin	49.1%	43.0%	55.6%	46.3%	50.5%
Components of EBITDA [10]
Net income	$24,397	$18,217	$17,833	$42,615	$29,973
Interest expense (income), net	636	532	(913)	1,168	(1,629)
Income tax expense	13,793	10,293	10,093	24,085	17,014
Depreciation	5,329	4,732	2,671	10,061	5,297
Amortization	2,882	2,507	1,408	5,388	2,535

EBITDA [10]	$47,037	$36,281	$31,092	$83,317	$53,190

Adjustments to EBITDA
Stock-based compensation expense	$1,565	$1,625	$950	$3,190	$1,924
Interest income	167	652	3,606	819	7,428

Adjusted EBITDA [10]	$48,769	$38,558	$35,648	$87,326	$62,542

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$47,037	$36,281	$31,092	$83,317	$53,190
Cash paid for deferred drydocking charges	(2,228)	(2,974)	(1,888)	(5,202)	(4,832)
Cash paid for interest	(7,734)	(33)	(7,110)	(7,767)	(7,140)
Cash paid for taxes	(105)	(1,575)	(1,897)	(1,680)	(1,897)
Changes in working capital	(842)	15,290	9,703	14,448	13,714
Stock-based compensation expense	1,565	1,625	950	3,190	1,924
Changes in other, net	(1,873)	240	(1,882)	(1,632)	(1,972)

Net cash provided by operating activities	$35,820	$48,854	$28,968	$84,674	$52,987

Tugs and Tank Barges:
Revenues	$25,499	$30,069	$26,462	$55,567	$53,410
Operating income	$1,987	$7,930	$6,928	$9,916	$14,928
Operating margin	7.8%	26.4%	26.2%	17.8%	27.9%
Components of EBITDA [10]
Net income	$1,058	$4,866	$4,804	$5,923	$10,145
Interest expense (income), net	332	316	(589)	648	(976)
Income tax expense	599	2,749	2,713	3,348	5,759
Depreciation	2,961	2,730	2,269	5,691	4,450
Amortization	1,836	2,220	1,469	4,056	2,723

EBITDA [10]	$6,786	$12,881	$10,666	$19,666	$22,101

Adjustments to EBITDA
Stock-based compensation expense	$1,071	$1,344	$739	$2,415	$1,510
Interest income	68	340	2,166	408	4,352

Adjusted EBITDA [10]	$7,925	$14,565	$13,571	$22,489	$27,963

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,786	$12,881	$10,666	$19,666	$22,101
Cash paid for deferred drydocking charges	(3,114)	(1,094)	(2,493)	(4,208)	(5,643)
Cash paid for interest	(3,723)	(17)	(4,175)	(3,740)	(4,192)
Cash paid for taxes	(47)	(1,710)	(1,897)	(1,757)	(1,897)
Changes in working capital	(60)	(1,502)	4,031	(1,562)	2,143
Stock-based compensation expense	1,071	1,344	739	2,415	1,510
Changes in other, net	264	(174)	224	90	96

Net cash provided by operating activities	$1,177	$9,728	$7,095	$10,904	$14,118

Consolidated:
Revenues	$104,473	$97,521	$75,071	$201,993	$143,161
Operating income	$40,753	$36,960	$33,935	$77,712	$60,275
Operating margin	39.0%	37.9%	45.2%	38.5%	42.1%
Components of EBITDA [10]
Net income	$25,455	$23,083	$22,637	$48,538	$40,118
Interest expense (income), net	968	848	(1,502)	1,816	(2,605)
Income tax expense	14,392	13,042	12,806	27,433	22,773
Depreciation	8,290	7,462	4,940	15,752	9,747
Amortization	4,718	4,727	2,877	9,444	5,258

EBITDA [10]	$53,823	$49,162	$41,758	$102,983	$75,291

Adjustments to EBITDA
Stock-based compensation expense	$2,636	$2,969	$1,689	$5,605	$3,434
Interest income	235	992	5,772	1,227	11,780

Adjusted EBITDA [10]	$56,694	$53,123	$49,219	$109,815	$90,505

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$53,823	$49,162	$41,758	$102,983	$75,291
Cash paid for deferred drydocking charges	(5,342)	(4,068)	(4,381)	(9,410)	(10,475)
Cash paid for interest	(11,457)	(50)	(11,285)	(11,507)	(11,332)
Cash paid for taxes	(152)	(3,285)	(3,794)	(3,437)	(3,794)
Changes in working capital	(902)	13,788	13,734	12,886	15,857
Stock-based compensation expense	2,636	2,969	1,689	5,605	3,434
Changes in other, net	(1,609)	66	(1,658)	(1,542)	(1,876)

Net cash provided by operating activities	$36,997	$58,582	$36,063	$95,578	$67,105

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2008 Guidance
	Full-Year 2008 Updated Estimate		Full-Year 2008 Prior Estimate		Pro Forma Run-Rate[11]
	Low	High	Low	High
Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$232.9	$252.9	$232.7	$252.7	$417.1
Interest income	1.5	1.5	1.3	1.3	3.4
Stock-based compensation expense	11.4	11.4	11.4	11.4	11.4

EBITDA [10]	$220.0	$240.0	$220.0	$240.0	$402.3
Depreciation	35.2	35.2	36.7	36.7	60.5
Amortization	18.7	18.7	17.0	17.0	29.7
Interest (income) expense, net	6.7	6.2	8.7	7.8	21.0
Income tax expense	57.9	65.3	57.2	64.8	105.7
Income tax rate	36.3%	36.3%	36.3%	36.3%	36.3%
Net income	$101.5	$114.6	$100.4	$113.7	$185.4
Weighted average diluted shares outstanding [12]	27.3	27.3	27.3	27.3	27.3
Diluted earnings per share	$3.72	$4.20	$3.68	$4.16	$6.79

Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]	$220.0	$240.0	$220.0	$240.0	$402.3
Cash paid for deferred drydocking charges	(19.4)	(19.4)	(19.3)	(19.3)	(30.9)
Cash paid for interest	(25.9)	(25.4)	(28.3)	(27.4)	(22.6)
Cash paid for taxes	(3.6)	(7.7)	(2.8)	(2.8)	(2.8)
Changes in working capital [13]	22.7	15.4	20.9	17.1	(24.2)
Stock-based compensation expense	11.4	11.4	11.4	11.4	11.4
Changes in other, net [13]	(2.2)	(2.2)	(0.2)	(0.2)	(2.2)

Cash flows provided by operating activities	$203.0	$212.1	$201.7	$218.8	$331.0

Capital Expenditures Data (unaudited) 14:

Historical Data (in thousands):
	Three Months Ended			Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,342	$4,068	$4,382	$9,410	$10,475
Other vessel capital improvements	6,038	8,015	4,900	14,053	6,519
Non-vessel related capital expenditures	364	22,158	1,562	22,522	2,508

	$11,744	$34,241	$10,844	$45,985	$19,502

Growth Capital Expenditures:
MPSV program	$43,108	$107,913	$31,812	$151,021	$60,775
TTB newbuild program #2	3,351	3,835	12,500	7,186	27,796
OSV newbuild program #4	53,697	35,243	8,220	88,940	16,644

	$100,156	$146,991	$52,532	$247,147	$105,215

Forecasted Data:
	1Q2008A	2Q2008A	3Q2008E	4Q2008E	2008E
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.1	$5.3	$6.4	$3.6	$19.4
Other vessel capital improvements	8.0	6.0	5.9	4.3	24.2
Non-vessel related capital expenditures	22.2	0.3	1.4	4.2	28.1

	$34.3	$11.6	$13.7	$12.1	$71.7

Growth Capital Expenditures:
MPSV program	$107.9	$43.1	$75.1	$16.7	$242.8
TTB newbuild program #2	3.8	3.4	0.8	—	8.0
OSV newbuild program #4	35.2	53.7	65.3	61.8	216.0

	$146.9	$100.2	$141.2	$78.5	$466.8

Full Construction Cycle Data:
	Pre- 2008A	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$145.9	$242.8	$61.3	$—	$450.0
TTB newbuild program #2	69.0	8.0	—	—	77.0
OSV newbuild program #4	88.9	216.0	153.9	21.2	480.0

	$303.8	$466.8	$215.2	$21.2	$1,007.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 67 and 150 shares of common stock for the three months ended March 31, 2008 and June 30, 2007, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the six months ended June 30, 2007, stock options representing rights to acquire 322 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of June 30, 2008, March 31, 2008 and June 30, 2007, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned and operated 36 new generation OSVs as of June 30, 2008. Ten new generation OSVs were acquired on August 8, 2007 and one newbuild 240 ED class OSV, the HOS Polestar, was placed in service on May 3, 2008 under the Company’s fourth OSV newbuild program. Excluded from this data are 10 conventional OSVs that were also acquired on August 8, 2007, including the Cape Scott, which was sold on May 16, 2008. The Company considers the conventional OSVs to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the three and six-month periods ended June 30, 2008 include the Energy 6506, Energy 6507 and Energy 6508, three double-hulled tank barges delivered under the Company’s second TTB newbuild program in August 2007, November 2007 and March 2008, respectively.

[8]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[9]

Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days. The Company elected to stack four single-hulled tank barges, the Energy 2201, Energy 6501, Energy 5501 and Energy 6504, on various dates throughout the second quarter of 2008. Vessels are considered utilized when they are generating revenues.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[11]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from the recently acquired Sea Mar Fleet, recently-delivered newbuilds or rebuilt vessels and all remaining vessels, if any, that are currently under construction or conversion under the Company’s MPSV program and fourth OSV newbuild program, assuming all of those vessels were placed in service as of January 1, 2008 and were working at their contracted dayrates or current market dayrates commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including vessel dayrates, utilization, cash operating expenses, delivery dates, drydocking schedule, SG&A and income tax expense, are consistent with the Company’s latest 2008 guidance above. After all vessels now under construction are delivered, interest expense is expected to return to an annual run-rate of $24.4 on a projected late-2010 debt balance of $550.0, offset by $3.4 of interest income to be generated on a projected 2010 post-construction period cash balance of $150.0.

[12]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[13]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[14]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.